Exhibit 99.1
VERMILLION LOGO
VERMILLION MEETS MINIMUM BID PRICE AND RECEIVES NASDAQ STAFF DETERMINATION LETTER FOR MINIMUM MARKET CAPITALIZATION
— Company Plans to Request Timely Hearing before a NASDAQ Listing Qualifications Panel —
FREMONT, Calif. (March 28, 2008) — Vermillion, Inc. (NASDAQ: VRML/VRMLD) (the “Company”), a molecular diagnostics company, announced today that on March 18, 2008, the Company received communication from The NASDAQ Stock Market (“NASDAQ”) that, as a result of the Company’s common stock closing at $1.00 per share or more for a minimum of 10 consecutive business days, it has achieved compliance with the minimum bid price requirement for continued listing set forth in NASDAQ Marketplace Rule 4310(c)(4) (“Rule 4310(c)(4)”).
The communication follows a notice of noncompliance from NASDAQ dated September 6, 2007, which was disclosed by the Company on September 7, 2007, that indicated that the Company failed to comply with the minimum bid price requirement for continued listing set forth in Rule 4310(c)(4). The notice of noncompliance gave the Company notice that the bid price of its common stock had closed under $1.00 per share for the previous 30 business days, and stated that if the Company could not demonstrate compliance with Rule 4310(c)(4) by March 4, 2008, the NASDAQ staff would determine whether or not the Company meets The NASDAQ Capital Market initial listing criteria set forth in NASDAQ Marketplace Rule 4310(c), except for the bid price requirement.
The bid price requirement was met in part as a result of the 1-for-10 reverse stock split of the Company’s outstanding common stock effected by the filing of the Company’s Third Amended and Restated Certificate of Incorporation on February 29, 2008, which was disclosed by the Company on March 3, 2008. The reverse stock split was effective with respect to stockholders of record upon the close of business on March 3, 2008.
The common stock has been traded on the NASDAQ Capital Market under the symbol “VRMLD” beginning on March 4, 2008, to designate that it is trading on a post-reverse-split basis, and will resume trading under the symbol “VRML” on April 2, 2008.
The Company also announced today that, on March 25, 2008, the Company received a letter from the Listing Qualifications Staff of NASDAQ (the “Staff Determination”) notifying the Company that, based upon the Company’s non-compliance with the $35 million market value of listed securities requirement for continued listing on The NASDAQ Capital Market, as set forth in NASDAQ Marketplace Rule 4310(c)(3)(B), the Company’s securities are subject to delisting from NASDAQ unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (the “NASDAQ Panel”).
The Company plans to timely request a hearing before a NASDAQ Panel, which will stay any action with respect to the Staff Determination until such NASDAQ Panel renders a decision subsequent to the hearing. The Company anticipates that the hearing will be scheduled to occur within the next 45 days. There can be no assurance that such NASDAQ Panel will grant the Company’s request for continued listing.
The Staff Determination follows correspondence from NASDAQ dated February 22, 2008, which was disclosed by the Company on February 27, 2008, that, should the Company fail to regain compliance with the market value of listed securities requirement by March 24, 2008, NASDAQ would provide written notification of such and the opportunity to request a hearing before the NASDAQ Panel.
The Company also announced today that in its 2007 financial statements to be included in the Company’s Annual Report on Form 10-K, which the Company expects will be filed on March 31, 2008, the audit opinion of PriceWaterhouseCoopers LLP will contain a “going concern” qualification. NASDAQ’s marketplace rules require NASDAQ-listed companies to publicly announce the receipt of an audit opinion containing a “going concern” qualification.

The Company’s Annual Report on Form 10-K will be available from the U.S. Securities and Exchange Commission’s website at http://www.sec.gov or the “Investor Information” section of the Company’s Web site at http://www.vermillion.com.
About Vermillion
Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has ongoing diagnostic programs in oncology, hematology, cardiology and women’s health with an initial focus in ovarian cancer. Vermillion is based in Fremont, California. Additional information about Vermillion can be found on the Web at http://www.vermillion.com.
Forward Looking Statements
This news release contains forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions and the risks and uncertainties discussed in Vermillion’s latest Form 10-K and Vermillion’s periodic reports on Form 10-Q and Form 8-K. These forward-looking statements are based on Vermillion’s current expectations. Vermillion is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. Forward-looking statements cannot be guaranteed and actual results may differ materially from Vermillion’s current expectations. You are encouraged to read Vermillion’s reports filed with the U.S. Securities and Exchange Commission, available at http://www.sec.gov.
Vermillion, Inc.
Sue Carruthers
Corporate Communications Manager
510.505.2233
WeissComm Partners
Daryl Messinger
415.946.1062